Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of FGI Industries Ltd. on Form S-8, (File No. 333-262353) of our report dated March 26, 2024 with respect to our audits of the consolidated financial statements of FGI Industries Ltd. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of FGI Industries Ltd. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Melville, NY

March 26, 2024